Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT
STEPHEN MORGAN

This Agreement is made as of the Effective Date (defined below), by and between Cord Blood America, Inc, a Florida Corporation (the “Company” or “Employer”) and Stephen Morgan (“Employee”).

WITNESSETH:

In Consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1. Employment. The Board of Directors of the Company appointed and hired Employee to the positions of Vice President, Secretary and General Counsel of the Company, and the Company hereby continues to employ the Employee and the Employee accepts such continued employment in accordance with the terms and subject to the conditions set forth in this Agreement.

2. Term. The term of employment shall be for an initial period commencing as of April 1, 2015 (the “Effective Date”) and ending March 31, 2017, unless canceled by either party or unless Employee is removed from or terminates his positions in accordance with the Company’s bylaws and the laws of the state of the Company’s incorporation. In the event of any such cancellation, removal or termination, the provisions of paragraph 5 of this Agreement shall apply.

3. Duties.

(a) Title and Description of Duties. Employee shall serve as Vice President, Secretary and General Counsel of the Company. Employee shall be responsible for matters generally accorded to General Counsel, as well as management functions generally associated with individuals in his positions as Vice President and Secretary, and such other tasks and duties as may be requested by the Board of Directors of the Company.

(b) Change of Duties. The duties of Employee may be modified from time to time at the direction of the Board.

(c) Loyal and Conscientious Performance of Duties. Employee agrees that to the best of his ability and expertise, Employee shall render his exclusive services and assert his best efforts on behalf of the Company, devoting full time in the performance of his duties consistent with the needs of the Company and the practices of the industry. Employee shall perform his duties diligently and competently.

4. Obligations of the Company.

(a) The Company shall provide Employee with compensation incentives, benefits and business expense reimbursements specified elsewhere in this Agreement.

5. Compensation.

(a) Annual Salary and Equity Compensation. As compensation for the services to be rendered by Employee, hereunder, the Company shall pay Employee an annual salary of one hundred thirty thousand dollars ($130,000), payable in accordance with the Company’s standard accounting practices, provided that payments are made at least semi-monthly. Compensation reviews for Employee will occur at least annually. All payments to Employee hereunder shall be made in accordance with the Company’s customary practices and procedures, all of which shall be in conformity with applicable federal, state and local laws and regulations. Employee may opt, at Employee’s sole discretion, to receive a portion of his salary in the form of common stock, in lieu of cash, at a value determined by the Board of Directors in their reasonable discretion, provided the Company has common stock available to be issued to Employee and has a plan in place for such issuances and is otherwise able to issue stock to Employee at that time. In the event Employee opts to receive a portion of his salary in the form of common stock and the Company is not able to issue common stock to Employee, whether due to the absence of available common stock or otherwise, Employee may defer that portion of his salary until such time as the Company is able to issue common stock to Employee, provided that if the Company is unable to issue common stock to Employee within one year of the Employee’s election to defer his salary, then the Company shall pay the Employee the deferred amount in cash on a date that is one year from Employee’s election to defer.

(b) Pension and Profit Sharing. As part of the compensation for services rendered under this Agreement, Employee shall be entitled to participate in the Company’s pension, profit sharing, and 401K plans if such plans are established by Company.

(c) Bonus. Performance criteria for Employee shall be established by the Board of Directors, in consultation with Employee, and reviewed at least annually. Based upon the Employee’s performance toward the achievement of the agreed upon performance criteria, the Company may award Employee a bonus. The bonus opportunity shall be equal to 25% of Employee’s annual salary then in effect under this Agreement per year, and pro rata portions may be distributed to Employee at such times as desired by the Board of Directors. Said Bonus earned and paid to Employee shall be determined by the Board of Directors, by measuring the success with which the Employee has met performance criteria as established by the Board of Directors. Employee may opt, at Employee’s sole discretion, to receive a portion of his salary in the form of common stock, in lieu of cash, at a value determined by the Board of Directors in their reasonable discretion, provided the Company has common stock available to be issued to Employee and has a plan in place for such issuances and is otherwise able to issue stock to Employee at that time. In the event Employee opts to receive a portion of his salary in the form of common stock and the Company is not able to issue common stock to Employee, whether due to the absence of available common stock or otherwise, Employee may defer that portion of his salary until such time as the Company is able to issue common stock to Employee, provided that if the Company is unable to issue common stock to Employee within one year of the Employee’s election to defer his salary, then the Company shall pay the Employee the deferred amount in cash on a date that is one year from Employee’s election to defer.

(d) Equity Compensation. Employee will receive no additional stock options or shares of the Company’s common stock at this time. Company reserves the right to review this portion of the Agreement at least on an annual basis. All payments to Employee hereunder shall be made in accordance with the Company’s customary practices and procedures, all of which shall be in conformity with applicable federal, state and local laws and regulations.

(e) Change of Control Termination. If (a) there is a Change of Control at the Company (defined as (i) the acquisition of all or a majority of the outstanding voting shares of the Company by a new entity or person who does not own such majority as of the effective date of this Agreement (ii) the acquisition of all or a majority of the assets of the Company by a new person or entity, (iii) the merger of the Company with another person or entity, or (iv) the election of a majority of directors to the Board of Directors of the Company who are not persons who were nominated for election by a majority of the then existing Board of Directors (e.g. were not on the Management slate of nominees for election); and (b) the Employee’s employment is terminated by the Company, or employee’s compensation is reduced from its then current level or employee’s responsibilities are reduced or downgraded (each of such events hereinafter referred to a “Triggering Event”), and which Triggering Event occurs within one year after such Change of Control; then the Company shall pay to the Employee a Termination Bonus in the form of a lump sum cash payment in an amount no less than the total of the highest annual salary plus bonus amount set forth in this Agreement. The Termination Bonus shall be paid as a lump sum within thirty (30) days of the Triggering Event.

(f) Termination, with No Change of Control; Termination after the
Change of Control Period Has Lapsed. Where there has been no change of control or when the one (1) year period following a Change of Control has lapsed, in the event Employee is terminated by the Company without cause, the Company shall pay Employee an amount equal to all compensation paid by the Company to the Employee for the 12 months preceding the termination, including Employee’s salary, equity, bonus, stock options and other compensation that were received by Employee, which said termination bonus shall be paid monthly, in equal installments, over the 12-month period following termination. Any salary and bonus that Employee elected to take in stock in the prior 24-month period will be calculated as if the Employee was paid the value of such stock in cash. In addition, during this 12-month period, Company shall keep Employee on Company’s health plan, on the same terms as before the termination. In the event the Company terminates Employee for cause, as determined by vote of the disinterested directors of the Board of Directors, in their reasonable discretion and subject to the definition of “Cause” set forth below, Employee shall not be entitled to such compensation, though a severance may be paid by Company to Employee as deemed appropriate by the Board of Directors, other than Employee. For purposes of this paragraph, “Cause” shall be defined as failure to exercise duties of care, diligence, loyalty and any other duties applicable to officers of corporations incorporated in the state of Florida, and shall also include (i) an intentional act of fraud, embezzlement, theft or any other material violation of law that occurs during or in the course of Employee’s employment with the Company; (ii) intentional damage to the Company’s assets; (iii) intentional disclosure of the Company’s confidential information contrary to Company’s policies; (iv) breach of Employee’s obligations under this Agreement; (v) intentional breach of the Company’s policies; (vii) the willful and continued failure to substantially perform the required duties (other than as a result of incapacity due to physical or mental illness); or (vi) willful conduct by Employee that is demonstrably and materially injurious to the Company, monetarily or otherwise. An act, or a failure to act, shall not be deemed willful or intentional, as those terms are defined herein, unless it is done, or omitted to be done, by Employee in bad faith or without a reasonable belief by Employee that his action or omission was in the best interest of the Company. Failure to meet performance standards or objectives, by itself, does not constitute Cause. If Employee terminates this Agreement, no such compensation described in this paragraph shall be available to Employee.

6. Employee Benefits.

(a) Vacation. Employee shall be entitled to 20 days of vacation time each year with full pay. The time for such vacation shall be requested by Employee, subject to the Company’s reasonable approval. If Employee is unable for any reason to take the total amount of authorized vacation during any year, he may accrue the time and add it to vacation time for the following year, provided that the amount of vacation time to be rolled over from one year to the next may not exceed 20 days. The accrued unused portion of vacation will be paid upon termination in accordance with the policies and procedures in place at the Company at the time of termination.

(b) Illness. Employee shall be entitled to 10 days per year as sick leave and/or personal leave with full pay. Sick leave may be accumulated up to a total of thirty (30) days. As with all employees of the Company, the accumulated balance of unused sick time will not be paid as compensation upon termination of employment.

(c) Death Benefits. Employee shall be entitled to participate in such Company Death benefits and insurance programs as may be made available to other key employees.

(d) Health Care Benefits. The Company will pay for health care benefits for Employee and his family, including major medical insurance, dental insurance, and vision insurance, subject to reasonable negotiation between the Company and Employee in the event of changes in healthcare laws pursuant to which the Company may be adversely affected if this paragraph were to remain in place.

7. Expenses.

(a) Reimburse Business Expenses. The Company shall pay or reimburse Employee for all reasonable, ordinary and necessary business and travel expenses that may be incurred by him directly and solely for the benefit of the Company in connection with the rendition of the services contemplated hereby. Employee shall submit to the Company such invoices, receipts or other evidences or expenses as Company may require.

(b) The following provisions shall be in effect for any reimbursements to which Employee otherwise becomes entitled under this Agreement, including (without limitation) the reimbursements provided under this paragraph, in order to assure that such reimbursements are effected in compliance with the applicable requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), in the event it is determined the Code applies to a given situation:
(i) The amount of reimbursements to which Employee may become entitled in any one calendar year shall not affect the amount of expenses eligible for reimbursement hereunder in any other calendar year.
(ii) Employee’s right to reimbursement cannot be liquidated or exchanged for any other benefit or payment.

8. Work Product/Trade Secrets.

(a) Ownership of Work Product. Employee agrees that any and all intellectual properties, including, but not limited to, all ideas, concepts, themes, inventions, designs, improvements and discoveries conceived, developed or written by Employee, either individually or jointly in collaboration with others during the term of this Agreement, shall belong to and be the sole and exclusive property of the Company.

9. Soliciting Customers After Termination of Employment; Covenant Not to Compete.

(a) Employee acknowledges and agrees that the names and addresses of Employer’s customers constitute trade secrets of Employer and that the sale or unauthorized use or disclosure of such names, or any other of Employer’s trade secrets obtained by Employee during his employment with Employer constitute unfair competition. Employee further acknowledges that Employer’s employees are a valuable asset in the operation of Employer’s business. Employee promises and agrees not to engage in any unfair competition with Employer.

(b) For a period of 12 months immediately following the termination of his employment with Employer, Employee shall not directly or indirectly make known to any person, firm, or corporation the names or addresses of any of the customers of the Employer or any other information pertaining to them, or call on, solicit, take away, or attempt to call on, solicit, or take away any of the customers of Employer on whom Employee called or with whom Employee became acquainted during his employment with Employer, either for himself or for any other person, firm or corporation.

(c) Employee hereby agrees that he will not, during the term of this
Agreement and for one (1) year following termination of this Agreement participate in any business activities on behalf of any enterprise which competes with the Company in the umbilical cord blood and cord tissue processing and storage business, unless approved by the Company in writing. Employee will be deemed to be engaged in such competitive business activities if Employee participates in such a business enterprise as an employee, officer, director, independent contractor, agent, partner, proprietor, or other participant; provided that the ownership of no more than 2 percent of the stock of a publicly traded corporation engaged in a competitive business shall not be deemed to be engaging in competitive business activities.

10. Injunctive Relief. The parties recognize and acknowledge that irreparable damage might result if Employee breaches any provision of this Agreement, and accordingly, the parties hereto agree that all obligations herein may be enforced by injunctive relief.

11. Warranties and Representation of Employee. Employee hereby warrants and represents to the Company as follows:

(a) Employee’s execution and delivery of this Agreement does not violate or conflict with any provision of any document, instrument or agreement (oral or written) to which Employee is subject.

(b) Employee agrees that all of the results of Employee’s services hereunder during the term of this Agreement shall be deemed to have been accomplished in the course of Employee’s employment hereunder and all proprietary interest, if any, therein, shall, for all purposes, as between Employee and the Company, its successors, licensees and assigns, belong to the Company and shall be the Company’s exclusive property.

(c) Employee hereby agrees to indemnify and hold the Company and its successors and assigns harmless of and from any and all loss, damage, reasonable cost and expense, including, without limitation, reasonable attorney’s fees, arising out of or in connection with the breach or violation of any of the warranties, representations, covenants or agreements made by Employee herein.

12. Warranties and Representations of Company. Company hereby agrees to indemnify and hold Employee harmless of and from any and all loss, damage, cost and expense, including without limitation, reasonable attorney’s fees, arising out of his actions as an employee of the Company, to the fullest extent permitted under Florida Corporate law.

13. Insurance. The Company may secure in its own name or otherwise and at its own expense, life, accident, disability or other insurance covering Employee, or Employee and others, and Employee shall not have any right, title or interest in or to any such insurance. If Employee shall be required to assist the Company to procure such insurance, Employee agrees that he shall submit to such medical and other examinations, and shall sign such applications and other instruments in writing, as may be reasonably required by the Company and any insurance company to which application for such insurance shall be made. Employee represents and warrants that he knows of no physical defect or other reason that would prevent the Company from obtaining insurance on Employee without payment of extra premium with exclusions.

14. Arbitration.

(a) Any controversy between Company and Employee involving the construction or application of any of the terms, provisions or conditions of this Agreement, shall be submitted to arbitration on the written request of either party served on the other. The arbitration shall take place in Las Vegas, Nevada before a member of the American Arbitration Association ("AAA") to be mutually appointed by the parties (or, in the event the parties cannot agree on a single such member, to a panel of three members selected in accordance with the rules of the AAA). The dispute or disagreement shall be settled in accordance with the Commercial Arbitration Rules of the AAA and the decision of the arbitrator(s) shall be final and binding upon the parties and judgment may be obtained thereon in a court of competent jurisdiction. The prevailing party shall be entitled to recover from the other party the fees and expenses of the arbitrator(s) as well as reasonable attorneys' fees, costs and expenses incurred by the prevailing party.

15. Benefit Limit. In the event that any payments or benefits to which Employee becomes entitled in accordance with the provisions of this Agreement (or any other agreement with the Company or any other corporation or entity that directly or indirectly controls, is controlled by, or is under common control with the Company) would otherwise constitute a parachute payment under Code Section 280G(b)(2), then such payments and/or benefits will be subject to reduction to the extent necessary to assure that Employee receives only the greater of (i) the amount of those payments which would not constitute such a parachute payment or (ii) the amount which yields Employee the greatest after-tax amount of benefits after taking into account any excise tax imposed under Code Section 4999 on the payments and benefits provided Employee under this Agreement (or on any other payments or benefits to which Employee may become entitled in connection with any change in control or ownership of the Company or the subsequent termination of his employment with the Company). The benefit limits of this paragraph shall be calculated as of the date on which the event triggering any parachute payment is effected, and such calculation shall be completed within thirty (30) days after such effective date.
Should the completed calculations require a reduction in benefits in order to satisfy the benefit limit of this paragraph, then the portion of any parachute payment otherwise payable in cash to Employee shall be reduced to the extent necessary to comply with such benefit limit, with each such cash payment to be reduced pro-rata but without any change in the payment dates, and with the cash severance payments detailed herein to be the first and then the benefit payments to be the next such payments so reduced. Should such benefit limit still be exceeded following such reduction, then the number of shares which would otherwise vest on an accelerated basis under each of Employee’s outstanding equity awards shall be reduced to the extent necessary to eliminate such excess, with such reduction to be applied to such equity awards in the same chronological order in which those awards were made.

16. Entire Agreement. This Agreement constitutes and embodies the full and complete understanding and agreement of the parties with respect to Employee’s employment by the Company and supersedes all prior understandings and agreements, including but not limited to the July 1, 2012 Employment Agreement between the Company and Employee, whether oral or written, and shall not be amended, modified or changed except by an instrument in writing executed by the party to be charged.

17. Severability. The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement.

18. Waiver. No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or any prior or subsequent time.

19. Binding Effect. This Agreement shall inure the benefits of, be binding upon and enforceable against, the parties hereto and their respective heirs, successors, assigns and legal representatives.

20. Captions. The paragraph captions contained in this Agreement are for purposes of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

21. Notices. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be served personally, sent prepaid commercial overnight delivery service, faxed with a copy mailed as well, or sent registered or certified mail, return receipt requested, postage prepaid, addressed as follows (or to such other address as a party shall specify to the other party in writing):

If to Company: Cord Blood America, Inc.
1857 Helm Drive
Las Vegas, NV 89119

If to Employee: Stephen Morgan
Address on File with Company
Notwithstanding anything to the contrary in this Section, either party may, by written notice to the other, specify a different address for notice purposes. Such notices, demands, or declarations shall be deemed sufficiently served or given for all purposes hereunder, unless otherwise specified in this contract, either (i) if personally serviced, upon such service, (ii) if sent by fax or commercial overnight delivery service, upon the next business day following such sending, or (iii) if mailed, three (3) business days after the time of mailing or on the date of receipt shown on the return receipt, whichever is first. Company and Employee each agree to notify the other in writing of any change of their respective addresses within ten (10) days after such change.

22. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Nevada applicable to agreements made and to be performed in Nevada, except that where Florida law is explicitly referenced herein, Florida law shall govern.

23. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

COMPANY:

Cord Blood America, Inc.,
a Florida corporation

By:______________________________
Chairman and President

EMPLOYEE:

__________________________________
Stephen Morgan